 Exhibit 99.1

The bylaws of the Fund are hereby amended and restated to include the following as Article II, Section 3(b) immediately following Article II, Section 3 (now Article II, Section 3(a) in the Second Amended and Restated Bylaws):

(b)

Notwithstanding anything to the contrary in these Bylaws, the Board or a committee of the Board authorized for such purpose may determine at any time, including, without limitation, after the calling of any meeting of stockholders, that any meeting of stockholders be held solely by means of remote communication or both at a physical location and by means of remote communication; provided that, at the request of a stockholder delivered reasonably in advance of the meeting, the Board shall provide a place for stockholders to attend the meeting if and as required by applicable law. Notwithstanding anything to the contrary in these Bylaws, if it is determined after notice of the meeting has been sent to stockholders that participation by stockholders in the meeting shall or may be conducted by means of remote communication, notice thereof may be provided at any time by press release or any other means of public communication or as otherwise required by applicable law. Stockholders and proxy holders entitled to be present and to vote at the meeting that are not physically present at such a meeting but participate by means of remote communication shall be considered present in person for all purposes under these Bylaws and may vote at such a meeting. Subject to any guidelines and procedures that the Board may adopt, any meeting at which stockholders or proxy holders are permitted to participate by means of remote communication shall be conducted in accordance with the following, unless otherwise permitted by applicable law or regulation:

(1)

The Corporation shall implement, at the direction of the President or the President’s designee, reasonable measures to verify that each person considered present and authorized to vote at the meeting by means of remote communication is a stockholder or proxy holder;

(2)

The Corporation shall implement, at the direction of the President or the President’s designee, reasonable measures to provide the stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with the proceedings; and

	(3)	In the event any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of the vote or other action shall be maintained by the Corporation.